CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus Supplement constituting part of this Post-Effective Amendment No. 13 to the Registration Statement No. 333-17669 on Form S-6 of (1) our report dated March 31, 2005 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2004, and (2) our report dated March 31, 2005 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2004, which reports appear in such Prospectus Supplement. We also consent to the reference to us under the heading "FINANCIAL STATEMENTS" in the Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 26, 2005